SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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HomeStreet, Inc.

(Name of Registrant as Specified In Its Charter)

Roaring Blue Lion Capital Management, L.P.

Blue Lion Opportunity Master Fund, L.P.

BLOF II LP

Charles W. Griege, Jr.

Ronald K. Tanemura

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Roaring Blue Lion Capital Management, L.P. (“Blue Lion”) received, through its website (FixHMST.com), unsolicited feedback about HomeStreet from a former executive of HomeStreet. The text of the feedback is filed herewith as Exhibit 1.

The attached message was not solicited, and Blue Lion has no agreements or understandings, implicit or explicit, with the author of the message regarding HomeStreet, Inc. or any of its securities. Blue Lion has not independently verified the message’s facts but has no basis to believe that they are untrue based on the author’s former position with HomeStreet, Inc. Blue Lion takes no responsibility for the message or the opinions set forth therein.

Exhibit 1

First Name: David

Last Name: Hooston

Email:

Relationship to HomeStreet: Former CFO

Feedback: I am David E. Hooston, former Chief Financial Officer of HomeStreet, Inc. and HomeStreet Bank during its turnaround from mid-2009 through the IPO in 2012. I resigned from HomeStreet effective March 31, 2012, following filing of HomeStreet’s initial 10-K. The CEO, Mark Mason, and the Board of Directors need to be held accountable for the poor financial performance since its IPO seven years ago. Let me repeat, seven years ago the turnaround was complete. Seven years have passed for management to provide a peer level return to shareholders. They have not. Management and the Board have continued to promote what publicly available information might suggests is a FALSE NARRATIVE of financial performance. Blue Lion accurately measures HomeStreet’s performance. Management and the Board of Directors should be held accountable for the FALSE NARRATIVE. The best path to correction is to change the Board of Directors to include participants who have Skin-In-The-Game and proven track records of success. While the balance sheet of HomeStreet has more than tripled since the IPO, DON’T CONFUSE ACTIVITY WITH RESULTS. HomeStreet’s earnings and risk-profile are extremely disappointing 1. Financial performance is inconsistent and below peer for return on equity and return on assets. HMST's stock performance reflects these disappointments and a lack of market confidence for future earnings growth. Blue Lion’s criticisms are fair. 2. HomeStreet’s stock normalized in late 2012 after recovering from a steep discount to book value to facilitate the IPO. Once normalized the stock price has languished in the same $28 per share range for nearly seven years. Book value of equity compared to market value is a key measure to understanding the low level of returns on capital. HomeStreet’s stock price compared to book value of equity is significantly below peer, in fact, the stock price has been BELOW book value far too often to be considered of mediocre value. Blue Lion’s criticisms are fair. 3. HomeStreet’s operations are principally located in the City of Seattle and major metropolitan areas of California. These markets have experienced strong economic growth since the IPO. HomeStreet has failed to capitalize on that growth with earnings. While the balance sheet has grown, earnings have not. CEO compensation has expanded with asset growth. Shareholders have not benefited from increased CEO compensation or asset expansion. Blue Lion’s criticisms are fair. 4. Promotion of favorable financial performance measurements reflects a lack of Management and a Board of Directors willingness to own and correct earnings and stock performance issues. Particularly when these FALSE NARRATIVES are promoted for seven years. The rosy scenarios of performance continually put forward by management, should, by themselves, cause investors to flee the stock. Blue Lion’s criticisms are fair. 5. Seven years have passed since the IPO. HomeStreet’s CEO has had more than enough time to build a profitable commercial banking platform. Shareholder letters tout the profitability of HomeStreet’s commercial banking platform. However, in recent quarterly earnings calls Management would not identify upon questioning what the recent sale would have on future earnings. On the April 30, 2019 earnings call the following exchange occurred between Tim Coffey of Fig Partners and CEO Mark Maxon. “Timothy Coffey Okay. And then, you mentioned you wanted to do more – improving efficiency at the ongoing enterprise. And I wonder what kind of things are coming to mind when you talk about that Mark Mason Well, we're sort of at the front end of that companywide analysis, but it runs really the full gamut of renegotiating technology agreements, real estate restructuring, lines of reporting, process-improvement, a whole – I can almost not think of an aspect of the business that we will not reevaluate. And we're going to do it thoughtfully. We have a lot of savings already slated for implementation. It's probably hard for people to imagine the difference, but it is significant between an organization that was built to grow 20% a year on the balance sheet and run a multi-billion dollar mortgage banking business to one focused on efficiency and profitability.” This exchange raises questions: a. Did Management always focus on growth over profitability? Seriously? Why now focus on the impacts of a restructuring when prior representations were consistently that Management was focused on improving earnings? Management touts the profitability of its commercial banking operations in a broad range of disclosures. Perhaps these representations don’t fully reflect costs of operations on a stand-alone basis? Why should shareholders expect better future results? b. Wouldn’t questions regarding the financial impact of a restructuring be answered before a sale? Such a restructuring may involve additional costs to “right-size” back office operations, deal with elements of the mortgage operations sale that might fail given knowledge of the low transfer rate of high performing employees is playing out? c. Shouldn’t the above questions be answered before committing to repurchasing $75 million of common stock? Blue Lion’s criticisms are fair. CHARACTER; a Management trait which numbers don’t directly reflect. With this Management and Board of Directors one can only wonder how its culture affects earnings when: 1. HomeStreet was fined by the SEC for strong-arming employees to reveal whistle-blower identities.

Whistle Blower rules were established to identify events about which Management is suppressing inappropriate and/or illegal activities. Suppression of this type usually means Management and/or the Board of Directors is complicit in a cover up of some inappropriate and/or illegal activities. It can also mean that the Board of Directors places too much confidence in Management’s representations. To obstruct the whistle blower process, as HomeStreet Management did, should shake investors’ confidence to their core. Query, if only one act is discovered, what other acts haven’t been discovered? Blue Lion’s criticisms are fair. 2. Management and the Board of Directors addressed shareholder concerns not by meeting with shareholders but by changing by-laws and moving shareholder meeting dates in order to silence shareholder concerns. The earnings FALSE NARRATIVES and SEC investigation issues alone should cause shareholders to understand that their best interests are not being addressed and should be redoubled when corporate governance is used to silence dissent. Blue Lion’s criticisms are fair. 3. Issuing and filing disclosure statements regarding issues reflecting potential material changes in the business of an SEC registrant is mandatory. Issuing information which a third-party immediately disputes should shake investors confidence of transparency to their core. If the Board of Directors were presented with inaccurate facts, the Board of Directors confidence in Management should be shaken to its core. Blue Lion’s criticisms are fair. On May 29th HomeStreet pleads: “As we approach this year’s Annual Meeting, we ask you to focus on HomeStreet’s future and not be distracted by Roaring Blue Lion’s personal attacks and distortions of the facts.” As noted above, Blue Lion’s criticisms are fair. HomeStreet’s characterizations are a FALSE NARRATIVE. Oversight of Management must change. David E. Hooston June 3, 2019